Exhibit 24.1
POWER OF ATTORNEY
KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person or entity whose signature appears below constitutes and appoints Mark J. Alles and Peter N. Kellogg, and each of them, its true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for it and in its name, place and stead, in any and all capacities, to sign any and all amendments to this Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all contents and purposes as it might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Signature	Title	Date

/s/ Richard W. Barker Richard W. Barker	Director	February 9, 2017
/s/ Michael W. Bonney Michael W. Bonney	Director	February 6, 2017
/s/ Michael D. Casey Michael D. Casey	Director	February 6, 2017
/s/ Carrie S. Cox Carrie S. Cox	Director	February 4, 2017
/s/ Michael A. Friedman Michael A. Friedman	Director	February 3, 2017
/s/ Julia A. Haller Julia A. Haller	Director	February 3, 2017
/s/ Gilla Kaplan Gilla Kaplan	Director	February 2, 2017
/s/ James Loughlin James Loughlin	Director	February 8, 2017
/s/ Ernest Mario Ernest Mario	Director	February 6, 2017